Exhibit 10.48

COBALT INTERNATIONAL ENERGY, INC.

LONG TERM INCENTIVE PLAN

Special Non-Qualified Stock Option Award Agreement

2016 Grant

You have been granted an option (the “Option”) to purchase shares of Cobalt International Energy, Inc. (this “Award”) on the following terms and subject to the provisions of Attachment A and the 2015 Cobalt International Energy, Inc. Long Term Incentive Plan (the “Plan”).  Unless defined in this Award Agreement (including Attachment A, this “Agreement”), capitalized terms will have the meanings assigned to them in the Plan.  In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to you, the provisions of the Plan will prevail.

Participant	[Full Name]
Number of Shares Subject to the Option	1. [Number] Shares
Option Price per Share	2. $[Number]
Grant Date	3. [Date]
Expiration Date	4. [Date]
Vesting

5.     Subject to Section 2 of Attachment A, the Option shall fully vest on [Date] (the “Service Vesting Date”) or such later date on or before [Date] when and only if each of the following conditions is satisfied:

•     the Participant does not experience a Termination of Service at any time prior to the Service Vesting Date (the “Service Condition”); and

•     at any time during the period that begins on the Grant Date and ends on [Date] (inclusive), the closing price of a Share on the principal stock market or exchange on which the Shares are quoted or traded equals or exceeds $23.06 for a period of at least 20 out of 30 continuous days on which Shares are quoted or traded (the “Value Condition”).

Exercise On or Prior to Expiration Date	6. Subject to Section 2 of Attachment A, if the Option vests on or prior to the Expiration Date, the Option shall remain exercisable until the Expiration Date (inclusive).

Attachment A

Non-Qualified Stock Option Award Agreement

Terms and Conditions

Grant to:  [Full Name]

Section 1.  Grant of Award.  Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants an Option to the Participant on the Grant Date on the terms set forth on the cover page of this Agreement, as more fully described in this Attachment A.  The Option is intended to be a non-qualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Code.  This Award is granted under the Plan, which is incorporated herein by reference and made a part of this Agreement.

Section 2.  Vesting of Award.

(a) Termination of Service.

(i) Death or Disability or Termination of Employment by the Company without Cause or by the Participant for Good Reason.  In the event of the Participant’s Termination of Service at any time due to the Participant’s death or Disability or termination of employment by the Company without Cause or by the Participant for Good Reason, (x) to the extent still applicable, the Service Condition shall be deemed to be satisfied as of the date of such Termination of Service and (y)(1) if the Value Condition is satisfied on or prior to the date of such Termination of Service, the Option shall fully vest as of the date of such Termination of Service and shall remain exercisable until the Expiration Date and (2) if the Value Condition is not satisfied on or prior to the date of such Termination of Service, the Option shall vest and shall remain exercisable until the Expiration Date when and only if the Value Condition is satisfied.

(ii) Any Other Termination of Service.  In the event of the Participant’s Termination of Service at any time prior to the Service Vesting Date for any reason (other than due to the Participant’s death or Disability or termination by the Company without Cause or by the Participant for Good Reason), the Option shall be forfeited in its entirety as of the date of such termination without any payment to the Participant.

(b) Change in Control

(i)  If not previously satisfied, the Value Condition will be deemed satisfied upon a Change in Control.

(ii) Upon a Change in Control “double-trigger event” (as such term is defined in Section 12(b) of the Plan), the Option shall be fully vested and exercisable as of the date of such Change in Control “double-trigger event” and remain exercisable through the Expiration Date.

(iii) If a Change in Control occurs on or after the Service Vesting Date, the Option shall fully vest as of the date of such Change in Control and the Option shall be canceled in consideration of the full acceleration of the Option and, at the Participant’s election pursuant to such procedures as the Committee determines, (1) a cash payment in an amount equal to the Intrinsic Value of the Option (which may be equal to but not less than zero), which, if in excess of zero, shall be payable upon the effective date of such Change in Control, or (2) an option to purchase shares of the common stock of, as applicable, the acquirer, the surviving entity or the ultimate parent thereof (the Intrinsic Value of which option as of immediately following such Change in Control shall equal the Intrinsic Value of the Option immediately prior to such Change in Control).  Notwithstanding the Participant’s election pursuant to the preceding sentence, the Company’s Chief Executive Officer may determine that all or a portion of the Option shall be treated in accordance with either of clauses (1) or (2) of the preceding sentence; provided that such treatment is substantially similar to the treatment applicable to the options to purchase Shares then held by other participants generally.

(c) For the avoidance of doubt, as used in this Section 2(b), “Intrinsic Value” means (i) the price or implied price per Share in a Change in Control over (ii) the exercise price of such Award multiplied by (iii) the number of Shares covered by the Option.

(d) Effect of Breaching Restrictive Covenants.  Notwithstanding anything to the contrary in this Agreement, if at any time while the Option remains outstanding, the Participant breaches the restrictive covenants set forth in Participant’s Employment Agreement, the Option shall be forfeited in its entirety.

Section 3.  Exercise of Option.

(a) Right to Exercise.  The Option shall be exercisable on or prior to the Expiration Date in accordance with the vesting schedule and applicable provisions set forth in this Agreement and the Plan.

(b) Method of Exercise.

(i) The Option shall be exercisable by delivery of an exercise notice in the form attached as Exhibit A (the “Exercise Notice”) which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company; provided that the Option may be exercised with respect to whole Shares only.  The Exercise Notice shall be accompanied by payment of the aggregate exercise price as to all exercised Shares.  The Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate exercise price and the satisfaction of any tax withholding requirements.

(ii) No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise comply with all applicable laws and regulations.  Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Participant on the date on which the Option is exercised with respect to such Shares.

(c) Method of Payment.  Payment of the aggregate exercise price shall be made by any of the following, or a combination thereof, at the election of the Participant:

(i) cash or check;

(ii) if there is a public market for the Shares at such time, subject to such requirements as may be imposed by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate exercise price for the Shares being purchased; or

(iii) by any other method acceptable to the Committee.

(d) Transferability.  The Option may not be assigned, sold, transferred or otherwise be subject to alienation by the Participant other than by will; provided, that, the designation of a beneficiary shall not constitute an assignment, sale, transfer or alienation.

(e) Withholding.  No Shares will be issued pursuant to the exercise of this Option unless and until the Participant shall have remitted to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements, or shall have made other arrangements satisfactory to the Company with respect to such taxes.  The Participant may elect that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of the Shares purchased upon exercise of this Option.  If such election is made, the Shares so retained shall be credited against such withholding requirement at the fair market value of the Shares on the date of exercise.

(f) Effect of Breaching Restrictive Covenants.  Notwithstanding anything to the contrary in this Agreement, if at any time while the Award remains outstanding, the Participant breaches the Restrictive Covenants (as defined in Section 4(a) of this Agreement), the Option shall be forfeited in its entirety pursuant to Section 4.04 of the Employment Agreement.

Section 4. Incorporation of Restrictive Covenants Set Forth in Employment Agreement

(a) Incorporation by Reference. Company and Participant agree that the restrictive covenants set forth in Articles 11, 12, 13, 14, and 15 (“Restrictive Covenants”) and Section 4.04 of the Employment Agreement by and between the Company and Participant, dated [Date], are incorporated by reference herein as if they were part of this Agreement and set forth in it.

(b) Agreement is Ancillary to the Employment Agreement. The Parties acknowledge and agree that this Agreement is ancillary to the Employment Agreement.

(c) Covenants are Reasonable and Related to the Company’s Business Interests. The Parties agree that the Restrictive Covenants are reasonable under the circumstances, necessary to protect the Company’s business interests, goodwill, confidential information, and other business assets the Restrictive Covenants are intended to protect, and that any breach of such Restrictive Covenants would cause irreparable injury and harm to the Company.  Participant understands that the Restrictive Covenants may limit Participant’s ability to engage in certain businesses anywhere in the United States and outside of the United States during the Non-

Compete Period, as defined in the Employment Agreement and whose definition is incorporated by reference herein, but acknowledges that Participant will receive sufficiently high remuneration and other benefits from the Company to justify such restrictions, and that Participant knowingly and voluntarily chooses to accept such limitations.  Further, Participant acknowledges that his skills are such that he can be gainfully employed in non-competitive employment, and that the Restrictive Covenants will not prevent Participant from earning a living.  Nevertheless, in the event the terms of Section 4 or the Restrictive Covenants shall be determined by any court of competent jurisdiction or arbitrator to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area, or by reason of their being too extensive in any other respect, they will be interpreted to extend only over the maximum period of time for which they may be enforceable, over the maximum geographical area as to which they may be enforceable, or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court or arbitrator in such action.

(d) Consideration is Reasonably Related to Interests Worthy of Protection. The Parties acknowledge and agree that Participant has had access to, and shall continue to have access to, the Company’s non-public, confidential, and proprietary information, as access to such information is essential to the performance of Participant’s duties for the Company. Participant acknowledges and agrees that Participant is not otherwise entitled to the granting of the shares set forth in this Agreement, and that these shares provide Participant an interest in the Company that Participant would not otherwise have but for his agreement to the Restrictive Covenants. Participant also agrees that the shares are good and valuable consideration, which are intended to, and do, protect the Company’s interests, and are reasonably related to the same. The Parties further acknowledge and agree that the Company has expended many resources, including time and money, in developing its confidential and proprietary information and goodwill, and that the consideration and promises made herein, and in the Employment Agreement, are reasonably related to the protection of those interests, and also Participant’s and the Company’s interest in the short and long-term growth of the Company and in Participant’s continued development and growth. Participant and the Company acknowledge and agree that said interests provide the Company a competitive advantage in the market place and that those interests are worthy of protection.  Participant acknowledges that but for Participant’s agreement to the Restrictive Covenants, Participant would not continue to receive access to the Company’s non-public, confidential, and proprietary information, or be granted the shares, as set forth in this Agreement.

(e) Reasonableness of Time, Scope, and Geography.  Participant hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of the Restrictive Covenants and Section 4.  Participant acknowledges that the geographic scope and duration of the Restrictive Covenants are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the nature and wide geographic scope of the Company’s operations of, and in, the business, as defined in the Employment Agreement and whose definition is incorporated by reference herein, (ii) Participant’s level of control over and contact with the Company’s operations of, and in, the Business in all locales in which it is conducted, (iii) the geographic breadth in which the Company conducts the Business, and (iv) the amount of consideration (including confidential information and trade secrets) that Participant is receiving from the Company. In consideration of the Company’s promises herein, during the Non-Compete Period, Participant promises to disclose to the Company any employment, consulting, or other service relationship that Participant enters into after the termination of Participant’s employment with the Company for any reason.  Such disclosure shall be made within seven business days after Participant enters into such employment, consulting or other service relationship.  Participant expressly consents to and authorizes the Company to disclose both the existence and terms of this Agreement to any future employer or recipient of Participant’s services and to take any steps the Company deems necessary to enforce this Agreement.

(f) Injunctive Relief.  Participant acknowledges and agrees that a breach of the Restrictive Covenants will cause irreparable damage to the Company and its Affiliates, as defined in the Employment Agreement and whose definition is incorporated by reference herein, and their goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Participant agrees that in the event of a breach of any of the Restrictive Covenants, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to equitable and injunctive relief. Participant and the Company agree that while any dispute or controversy arising under, or in connection with, the Employment Agreement, including a breach of the Restrictive Covenants, shall be settled exclusively by arbitration, conducted before an arbitrator in Houston, Texas in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect, the Company shall be entitled to seek a restraining order, injunction, or other equitable relief, and expedited discovery necessary for the proceedings to obtain said equitable or injunctive relief, in order to prevent or cease any violation or continuation of any violation of the provisions of the Restrictive Covenants.  Participant consents that such restraining order or injunction may be granted without requiring the Company to post a bond larger than $500.  Participant also agrees that waiver shall not be a defense to the Company’s invocation of the Employment Agreement’s arbitration clause subsequent to any proceeding to obtain the equitable or injunctive relief described under Section 4 and in the Employment Agreement.  Further, for purposes of obtaining said equitable or injunctive relief, Participant consents to the personal jurisdiction and venue of any Texas State court or United States Court located in Harris County, Texas.

(g) Choice of Law, Jurisdiction, Venue for Suits to Enforce Restrictive Covenants.  The Restrictive Covenants and only Section 4 of this Agreement shall be governed by, and construed in accordance with the laws of the State of Texas.  With respect to any claim or dispute related to or arising under, or in relation to, the Restrictive Covenants and Section 4, including, but not limited to, suits seeking equitable and injunctive relief described in the Employment Agreement, Participant and the Company hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Harris County, Texas.

Section 5.  Miscellaneous Provisions.

(a) Notices.  All notices, requests and other communications under this Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, as follows:

if to the Company, to:

Cobalt International Energy, Inc.

Cobalt Center

920 Memorial City Way, Suite 100

Houston, Texas 77024

Attention: General Counsel

Facsimile: 713-579-9184

if to the Participant, to the address that the Participant most recently provided to the Company,

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.

(b) Entire Agreement.  This Agreement, the Plan, and any other agreements, schedules, exhibits and other documents referred to herein or therein, constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

(c) Amendment; Waiver.  No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Company may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement.  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.  Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(d) Assignment.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.

(e) Successors and Assigns; No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(f) Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(g) Participant Undertaking.  The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or the Option pursuant to the provisions of this Agreement.

(h) Plan.  The Participant acknowledges and understands that material definitions and provisions concerning the Option and the Participant’s rights and obligations with respect thereto are set forth in the Plan.  The Participant has read carefully, and understands, the provisions of the Plan.

(i) Governing Law.  The Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

(j) No Right to Continued Service.  The granting of the Option evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the service of the Participant and shall not lessen or affect the right that the Company or any Affiliate may have to terminate the service of such Participant.

(k) Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on each party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5(a) shall be deemed effective service of process on such party.

(l) WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

COBALT INTERNATIONAL ENERGY, INC.

By:
7. Name:
8. Title:

By:
9. Name: [Full Name]

EXHIBIT A

COBALT INTERNATIONAL ENERGY, INC.

LONG TERM INCENTIVE PLAN

OPTION EXERCISE NOTICE

Cobalt International Energy, Inc.

Cobalt Center

920 Memorial City Way, Suite 100

Houston, Texas 77024

Attention: [Secretary]

1. Exercise of Option.  Effective as of today, ______________(date), the undersigned (“Participant”) hereby elects to exercise Participant’s option to purchase _______________ shares of the common stock (the “Shares”) of Cobalt International Energy, Inc. (the “Company”) under and pursuant to the Long Term Incentive Plan  (the “Plan”) and the Non-Qualified Stock Option Award Agreement dated ___________________ (the “Award Agreement”).  Unless otherwise defined herein, the terms defined in the Plan and Award Agreement shall have the same defined meanings in this Exercise Notice.

2. Delivery of Payment.  Participant herewith delivers to the Company the full aggregate exercise price of the Shares, as set forth in the Award Agreement.

3. Representations of Participant.  Participant acknowledges that Participant has received, read and understood the Award Agreement and the Plan, and agrees to abide by and be bound by their terms and conditions.

4. Rights as Shareholder.  Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company or as otherwise determined by the Committee), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares that are subject to the Option, notwithstanding the exercise of the Option.  The Shares shall be issued to Participant as soon as practicable after the Option is exercised.   No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance.

5. Tax Consultation.  Participant understands that Participant may have a tax liability as a result of Participant’s purchase or disposition of the Shares.  Participant represents that Participant has consulted with any tax consultants Participant deems advisable in connection with the purchase or disposition of the Shares and that Participant is not relying on the Company for any tax advice.

6. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth, this Exercise Notice shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

7. Interpretation.  Any dispute regarding the interpretation of this Exercise Notice shall be submitted by Participant or by the Company forthwith to the Compensation Committee of the Board of Directors of the Company (the “Committee”).  The resolution of such a dispute by the Committee shall be final and binding on all parties.

8. Governing Law.  This Exercise Notice is governed by the internal substantive laws but not the choice of law rules, of the State of Delaware.

9. Entire Agreement.  The Plan and the Award Agreement are incorporated herein by reference, and together with this Exercise Notice constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

Submitted by:		Accepted by:
PARTICIPANT:		COBALT INTERNATIONAL ENERGY, INC.

By:
Signature		Name

[Full Name]

Residence Address
Date Received